Exhibit 11.1

                             ADEPT TECHNOLOGY, INC.
                Statement of Computation of Net Income Per Share
                     (in thousands, except per share data)
                                  (unaudited)


                                                         Year Ended June 30,
                                                     --------------------------
                                                       1995              1996
                                                     --------           -------

Net income                                           $   925            $ 5,777
                                                     ========           =======

Weighted average common stock outstanding              5,661              7,009
Weighted average common stock equivalent shares          647                700
Shares related to SAB No. 55, 64, and 83                  97                 24
                                                     --------           -------
Shares use to compute net income per share             6,405              7,733
                                                     ========           =======
Net income per common share                           $  .14            $   .75
                                                     ========           =======